CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Autocallable Yield Notes linked to a reference asset consisting of the S&P 500® Index and the Russell 2000® Index due February 11, 2013	$2,446,000	$280.31

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158385

PRICING SUPPLEMENT

Dated February 3, 2012

(To Prospectus dated April 2, 2009,

Prospectus Supplement dated April 9, 2009 and

Underlying Supplement no. 3 dated October 22, 2010)

HSBC USA Inc.

Autocallable Yield Notes

}	$2,446,000 Autocallable Yield Notes linked to a reference asset consisting of the S&P 500® Index and the Russell 2000® Index
}	12-month term
}	Annualized quarterly coupons of 2.75% (11.00% per annum)
}	Contingent return of principal, subject to the credit risk of HSBC USA Inc.
}	Callable quarterly

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-3 of the accompanying prospectus supplement, and page US3-1 of the accompanying underlying supplement no. 3.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000	$6	$994
Total	$2,446,000	$14,676	$2,431,324

1See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

12-Month Autocallable Yield Notes

This pricing supplement relates to a single offering of Autocallable Yield Notes. This offering has the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and underlying supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of two indices (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	February 3, 2012
Pricing Date:	February 3, 2012
Settlement Date:	February 8, 2012
Final Valuation Date:	February 6, 2013 subject to adjustment as described below under the caption “Observation Dates and Maturity Date.”
Maturity Date:	3 business days after the Final Valuation Date and is expected to be February 11, 2013. The Maturity Date is subject to adjustment as described below under the caption “Observation Dates and Maturity Date.”
Call Feature:	We will automatically call the Notes if the Official Closing Level of each Underlying is at or above its Initial Level on any Observation Date. If the Notes are automatically called, they will be redeemed on the corresponding Coupon Payment Date at 100% of their Principal Amount together with any unpaid coupon payment.
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value plus any coupon payment.
Final Settlement Value:

If the Notes are not automatically called you will receive a payment on the Maturity Date calculated as follows:

▶  If a Trigger Event does not occur, 100% of the Principal Amount.

▶  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.

▶  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying. In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Level of either Underlying is below its Trigger Level on any trading day during the Observation Period.
Trigger Level:	941.43 with respect to the SPX and 581.78 with respect to the RTY, in each case 70% of the Initial Level the relevant Underlying.
Least Performing Underlying:	The Underlying with the lowest Final Return.

PS-2

Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.
Observation Dates:	May 8, 2012, August 8, 2012, November 7, 2012 and February 6, 2013 (the Final Valuation Date). The Observation Dates are subject to postponement as described under the caption “Observation Dates and Maturity Date.”
Annual Coupon Rate (paid quarterly):	11.00% per annum
Coupon Payment Dates:	May 11, 2012, August 13, 2012, November 13, 2012 and February 11, 2013 (the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page PS-4 below.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	1,344.90 with respect to the SPX and 831.11 with respect to the RTY, in each case the Official Closing Level of the relevant Underlying on the Pricing Date.
Final Level:	The Official Closing Level of the relevant Underlying on the Final Valuation Date.
Official Closing Level:	With respect to each Underlying, the Official Closing Level on any trading day for such Underlying will be the closing level of the Underlying as determined by the calculation agent as described under “Official Closing Level” on page PS-5 below.
CUSIP/ISIN:	4042K1WG4 / US4042K1WG49
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

PS-3

GENERAL

This pricing supplement relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 3 dated October 22, 2010. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or underlying supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-3 of the prospectus supplement and page US3-1 of underlying supplement no. 3, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and each underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm
}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Initial Level on any Observation Date. If the Notes are automatically called, investors will receive, on the corresponding Coupon Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with any unpaid coupon payment.

Maturity

Unless the Notes are automatically called on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment) determined as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.
}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.
}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four. The expected Coupon Payment Dates are May 11, 2012, August 13, 2012, November 13, 2012 and February 11, 2013 (which is also the expected Maturity Date). If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date), such Coupon Payment Date will be postponed to the immediately succeeding business day. If the final Coupon Payment Date (which is also the Maturity Date) is postponed as described under “Observation Dates and Maturity Date” below, such final Coupon Payment Date will be postponed until the postponed Maturity Date. In no event, however, will any additional interest accrue on the Notes as a result of any of the foregoing postponements. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

PS-4

The “Annual Coupon Rate” is 11.00% per annum.

Official Closing Level

With respect to each Underlying, the Official Closing Level on any trading day will be determined by the calculation agent based upon the closing level of such index, displayed on the following pages on Bloomberg Professional® service: for SPX, page “SPX <INDEX>”, and for RTY page “RTY <INDEX>”. With respect to any of the foregoing, if the level for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Indenture and Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

With respect to SPX, Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to RTY, the Russell Investment Group is the reference sponsor.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Level of both of the Underlyings will not decline by more than 30%, as compared to the Initial Level, at any time during the term of the Note.
}	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are willing to hold Notes that will be automatically called on any Observation Date on which the Official Closing Level of each Underlying is at or above its Initial Level.
}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are willing to be exposed to the possibility of early redemption.
}	You are willing to forego distributions paid on stocks comprising the indices included in the Reference Asset.
}	You are willing to hold the Notes to maturity.
}	You do not seek an investment for which there will be an active secondary market.
}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Level of one or both of the Underlyings will decline by more than 30%, as compared to the Initial Level, at any time during the term of the Note.
}	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are unwilling to be exposed to the possibility of early redemption.
}	You prefer to receive the distributions paid on stocks comprising the indices included in the Reference Asset.
}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.
}	You are unable or unwilling to hold securities that will be automatically called on any Observation Date on which the Official Closing Level of each Underlying is at or above its Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity.
}	You seek an investment for which there will be an active secondary market.
}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US3-1 of the accompanying underlying supplement no. 3. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;
}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;
}	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the prospectus supplement; and
}	“— There are Risks Associated With Small - Capitalization Stocks” in underlying supplement no. 3.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

PS-6

The Notes are not principal protected and you may lose your entire initial investment.

The Notes are not principal protected. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Return of the Least Performing Underlying is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the level of the Least Performing Underlying falls to zero. An investment in the Notes is not principal protected and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment. Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the level of any of the Underlyings included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any unpaid coupon payment, at maturity or if the Notes are automatically called. Even if the Final Return of each Underlying in the Reference Asset is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Underlying. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupons. Under no circumstances, regardless of the extent to which the level of any Underlying appreciates, will your return exceed the total amount of the coupons. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and the principal at maturity or early redemption, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If a Trigger Event occurs with respect to any Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of either of the Underlyings may cause a Trigger Event to occur. If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative, even if there is an increase in the level of the other Underlying. This could be the case even if the other Underlying caused the Trigger Event to occur or the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the levels of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying of the two Underlyings to which the Notes are linked.

PS-7

Changes that affect an index may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an index concerning additions, deletions and substitutions of the constituents comprising such index and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in such index may affect the level of such index. The policies of the reference sponsor with respect to the calculation of the relevant index could also affect the level of such index. The reference sponsor may discontinue or suspend calculation or dissemination of its relevant index. Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-8

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Level. We cannot predict the Official Closing Level of either Underlying at any time during the Observation Period or on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes. With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying’s Final Return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000

}	Trigger Level:	70% of the Initial Level of each Underlying

}	Annual Coupon Rate	11.00% per annum
(paid quarterly):

}	The Notes are held until maturity and are not automatically called early.

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
90.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
80.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
70.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
60.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
50.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
40.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
30.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
20.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
10.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
0.00%	$110	$1,000	$1,110	11.00%	$110	$1,000	$1,110	11.00%
-10.00%	$110	$1,000	$1,110	11.00%	$110	$900	$1,010	1.00%
-20.00%	$110	$1,000	$1,110	11.00%	$110	$800	$910	-9.00%
-25.00%	$110	$1,000	$1,110	11.00%	$110	$750	$860	-14.00%
-30.00%	$110	$1,000	$1,110	11.00%	$110	$700	$810	-19.00%
-40.00%	N/A	N/A	N/A	N/A	$110	$600	$710	-29.00%
-50.00%	N/A	N/A	N/A	N/A	$110	$500	$610	-39.00%
-60.00%	N/A	N/A	N/A	N/A	$110	$400	$510	-49.00%
-70.00%	N/A	N/A	N/A	N/A	$110	$300	$410	-59.00%
-80.00%	N/A	N/A	N/A	N/A	$110	$200	$310	-69.00%
-90.00%	N/A	N/A	N/A	N/A	$110	$100	$210	-79.00%
-100.00%	N/A	N/A	N/A	N/A	$110	$0	$110	-89.00%

1 The Official Closing Level of each Underlying never falls below its respective Trigger Level on any trading day during the Observation Period.

2 The Official Closing Level of an Underlying falls below its Trigger Level on a trading day during the Observation Period.

3 Assuming the Notes have been held to maturity, the total amount of the coupons paid on the Notes as of the Maturity Date will equal $110, with hypothetical coupon payments of $27.50 made on each Coupon Payment Date.

PS-9

Hypothetical Examples of the Final Settlement Value

The three examples below set forth a sampling of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000

}	Trigger Level:	70% of the hypothetical Initial Level of each Underlying

}	Annual Coupon Rate	11.00% per annum
(paid quarterly):

}	Hypothetical Initial Level:	1,300.00 for the SPX and 800.00 for the RTY

The actual Initial Level with respect to the SPX and RTY was determined on the Pricing Date

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Coupon Payment Date corresponding to an Observation Date on which the Notes are automatically called, as applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and a Trigger Event will occur and, if so, whether the Final Return of the Least Performing Underlying will be less than zero, or to what extent the Final Return will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs, however, the Least Performing Underlying never reaches or falls below its Trigger Level. Additionally, the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Level	Lowest Official Closing Level of the Underlying during the Observation Period	Final Level on Final Valuation Date
SPX	1,300.00	1,105.00 (85% of Initial Level)	1,144.00 (88% of Initial Level)
RTY	800.00	440.00 (55% of Initial Level)	760.00 (95% of Initial Level)

Since the Official Closing Level of RTY is below its Trigger Level during the Observation Period, a Trigger Event occurs. SPX is the Least Performing Underlying, even though its Official Closing Level never falls below its Trigger Level.

Therefore, the Final Return of the Least Performing Underlying =

    Final Level of SPX – Initial Level of SPX
Initial Level of SPX

= (1,144.00 – 1,300.00) / 1,300.00= -12.00%

Final Settlement Value  = Principal Amount of the notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1  + -12%) = $880.00

Therefore, with the total coupon payment of $110.00 over the term of the Notes, the total payment on the Notes is $990.00.

Example 2: The Notes are not automatically called and a Trigger Event does not occur.

Underlying	Initial Level	Lowest Official Closing Level of the Underlying during the Observation Period	Final Level on Final Valuation Date
SPX	1,300.00	1,105.00 (85% of Initial Level)	1,170.00 (90% of Initial Level)
RTY	800.00	720.00 (90% of Initial Level)	720.00 (90% of Initial Level)

PS-10

Since the Official Closing Level of each Underlying was not below its Trigger Level, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payment of $110.00 over the term of the Notes, the total payment on the Notes is $1,110.00.

Example 3: The Notes are automatically called and the corresponding Coupon Payment Date is May 11, 2012.

Underlying	Initial Level	Official Closing Level on May 8, 2012
SPX	1,300.00	1,350.00
RTY	800.00	850.00

Since the Official Closing Level of both Underlyings was at or above their respective Initial Levels, the Notes were automatically called and you are no longer entitled to receive any Final Settlement Value. Therefore, on the corresponding Coupon Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $27.50 owed to you on such date. As a result, on the corresponding Coupon Payment Date, you would be entitled to receive a total payment of $1,027.50. Once the Notes are automatically called, the Underlyings have no relevance in determining the payment owed to you on the corresponding Coupon Payment Date.

PS-11

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of February 3, 2012 were: Information Technology, Financials, Energy, Health Care and Industrials.

For more information about the SPX, see “The S&P 500® Index” on page US3-4 of the accompanying underlying supplement no. 3.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from February 6, 2007 through February 3, 2012. The closing level for the SPX on February 3, 2012 was 1,344.90. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX during the Observation Period or on the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of December 31, 2011 were: Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care.

For more information about the RTY, see “The Russell 2000® Index” on page US3-8 of the accompanying underlying supplement no. 3.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from February 6, 2007 through February 3, 2012. The closing level for the RTY on February 3, 2012 was 831.11. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY during the Observation Period or on the Final Valuation Date.

PS-12

OBSERVATION DATES AND MATURITY DATE

The first paragraph of the section “Valuation Dates” in the accompanying underlying supplement no. 3 will be replaced with the following paragraph:

If an Observation Date is not a scheduled trading day for any Underlying, then an Observation Date for such Underlying will be the next succeeding day that is a scheduled trading day (as defined in the underlying supplement) for such Underlying. For each Underlying, the calculation agent will determine whether a market disruption event (as defined in the underlying supplement) exists on an Observation Date with respect to such Underlying independent from the other Underlying, therefore a market disruption event may exist for one Underlying and not exist for the other Underlying. If a market disruption event exists for an Underlying on an Observation Date, then the Observation Date for such Underlying will be the next scheduled trading day for which there is no market disruption event for such Underlying. If such market disruption event continues for five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be the Observation Date for such Underlying, and the Official Closing Level with respect to such Underlying will be determined by means of the formula for and method of calculating such Underlying which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security in such Underlying (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in such Underlying and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security). For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the originally scheduled Observation Date, the determination of such Underlying’s Official Closing Level will be made on the originally scheduled Observation Date, irrespective of the existence of a market disruption event with respect to the other Underlying. If an Observation Date other than the Final Valuation Date for either Underlying is postponed, then the corresponding Coupon Payment Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement. If the Final Valuation Date for either Underlying is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of up to 0.60%, or $6.00, per $1,000 Principal Amount of Notes. HSBC Securities (USA) Inc. may allow selling concessions on sales of such Notes by other brokers or dealers of up to 0.50%, or $5.00, and pay referral fees to other broker-dealers of up to 0.60%, or $6.00, per $1,000 Principal Amount of Notes.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support these Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

PS-13

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.  In the opinion of Sidley Austin llp, special U.S. tax counsel to us, the following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement for U.S. federal income tax considerations applicable to non-contingent debt instruments.

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 11.00 percent Annual Coupon Rate on the Notes among interest on the Deposit and Put Premium, 0.97 percent constitutes interest on the Deposit and 10.03 percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture referred to in this pricing supplement, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Issuer on December 14, 2011.

PS-14

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$2,446,000 Autocallable Yield Notes

February 3, 2012

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-6
Illustrative Examples	PS-9
Information Relating to the Reference Asset	PS-12
Observation Dates and Maturity Date	PS-13
Events of Default and Acceleration	PS-13
Supplemental Plan of Distribution (Conflicts of Interest)	PS-13
U.S. Federal Income Tax Considerations	PS-14
Validity of the Notes	PS-14

Underlying Supplement No. 3
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The Dow Jones EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59